Exhibit 99.1

Gaddi Vasquez Appointed to Granite Board of Directors

WATSONVILLE, Calif.--(BUSINESS WIRE)--September 17, 2012--Granite Construction Incorporated (NYSE: GVA) announced today that Gaddi H. Vasquez, senior vice president of public affairs for Southern California Edison, has been appointed to its Board of Directors, effective October 1, 2012. He will serve on the Strategic Planning and Compensation Committees.

Vasquez, 57, joined Southern California Edison, one the nation’s largest investor owned energy companies principally serving Southern California, in 1995 as division vice president of public affairs. He has served as U.S. Ambassador to the United Nations Agencies in Rome, Italy and as Director of the U.S. Peace Corps. He has also served as executive director of the Annenberg Foundation Trust at Sunnylands. He earned his bachelor’s degree from the University of Redlands and honorary doctorate degrees from Houghton College, Walsh University, University of La Verne and Chapman University.

“We are very pleased to welcome Gaddi to our Board,” said Granite Chairman of the Board William H. Powell. “The Board and the company will benefit from Gaddi’s substantial political and government affairs experience and business insights.”

About Granite

Granite is one of the nation’s leading infrastructure contractors. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. In 2012, the Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the third year in a row. For more information, please visit graniteconstruction.com.

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741